Exhibit 99.1

Response Biomedical Corp. Announces Expansion of Chinese Distribution Agreement for RAMP® Cardiovascular Products

Vancouver, British Columbia, February 6, 2015 – Response Biomedical Corp. (“Response” or the “Company”) (TSX: RBM, OTCQB: RPBIF) today announced that it has expanded the scope of its agreement to distribute its Cardiovascular portfolio of RAMP® products with Shanghai Elite Biotech Co., Ltd. (“Shanghai Elite”). Effective April 23, 2015, Shanghai Elite will become the exclusive national distributor in China for Response’s RAMP® branded cardiovascular Point of Care Testing (“POCT”) portfolio.

“Response and Shanghai Elite initially entered into a distribution agreement for certain provinces in Eastern and Southern China in the fourth quarter of 2013. Since that time, Shanghai Elite, through their extensive network of sub-dealers, have demonstrated a strong commitment to our product line and have exceeded our sales expectations,” commented Dr. Anthony Holler, Interim Chief Executive Officer of Response. “We are confident in Shanghai Elite’s ability to grow sales in their existing territory as well as the expanded territory in China for which they will take over responsibility for from our previous distributor effective April 23, 2015.”

Dr. Barbara Kinnaird, Chief Operating Officer of Response added, “Response owns our own regulatory clearances in China and has an established regional office in Shanghai, which allows us to decisively and effectively manage our China distribution channels, thereby enabling us to better ensure that our distributors are satisfactorily meeting both their contractual sales commitments, and our growth expectations. Shanghai Elite have demonstrated their willingness to invest the necessary resources to increase RAMP® sales in this important and growing market and we look forward to continuing to support their marketing efforts to further build the excellent reputation of the RAMP® brand in mainland China.”

Under the terms of the Amendment to the Shanghai Elite Distribution Agreement, Shanghai Elite will have exclusive distribution rights for Response’s RAMP® branded cardiovascular POCT portfolio in the People’s Republic of China excluding Taiwan, Hong Kong and Macao Special Administration Region. In addition, product pricing levels and exclusive sales territories are contingent upon the achievement of certain sales minimums, and Response has committed to providing certain amounts of marketing support to Shanghai Elite.

 About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable, quality results in minutes. The RAMP® platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to any other medical and non-medical immunoassay based test currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, thromboembolism and influenza A and B and RSV antigens. In the non-clinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus antigen and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin. Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTCQB under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

About Shanghai Elite Biotech Co., Ltd.

Shanghai Elite Biotech Co., Ltd. (“SEB”) is headquartered in Shanghai and is a privately held distributor focused on selling POCT products. SEB’s well-managed sales force and sub distribution network has expanded its geographical scope from focusing only on selling in and around to Shanghai to now broadly selling throughout all of China. SEB is known for its professional knowledge of medical laboratory science, technology and services and for having extensive experience and capabilities in the direct and indirect selling of rapid on-site diagnostic systems and consumables to multiple tiers of hospitals.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding our confidence in Shanghai Elite’s ability to grow sales in their existing territory as well as the expanded territory in China for which they will take over responsibility for from our previous distributor effective April 23, 2015, our looking forward to continuing to support Shanghai Elite’s marketing efforts and that owning our own regulatory clearances and having an established office in China allows us to decisively and effectively manage our China distribution channels, thereby enabling us to better ensure that our distributors are satisfactorily meeting both their contractual sales commitments, and our growth expectations. These statements are only predictions based on the Company’s current expectations and projections about future events. Although the Company believes the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct and if such expectations are not met, our business may suffer.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Current Reports on Form 8-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, the Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Response Biomedical Corp.:
W.J. (Bill) Adams, 604-456-6010
Chief Financial Officer

ir@responsebio.com